Exhibit 99.1

H E I D R I C K   &   S T R U G G L E S

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES REPORTS 2004 SECOND QUARTER

FINANCIAL RESULTS

Net revenue up 20% versus prior year, up 12% sequentially

Diluted earnings per share $0.34, up 55% sequentially

Operating margin reaches 8.8%

CHICAGO (July 30, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premiere executive search and leadership consulting firm, today announced its financial results for the 2004 second quarter.

2004 Second Quarter Overview

•	Consolidated net revenue was $97.9 million, an increase of 20 percent from $81.7 million in the 2003 second quarter, and a sequential increase of 12 percent from $87.2 million in the 2004 first quarter. Excluding the positive impact of exchange rate fluctuations of $2.8 million in the 2004 second quarter, net revenue increased by approximately 16 percent from the 2003 second quarter.

•	Operating income was $8.6 million, compared to an operating loss of $1.6 million in the 2003 second quarter, and operating income of $5.1 million in the 2004 first quarter. 2003 second quarter results include $8.0 million related to executive separation agreements and other severance costs.

•	Operating margin was 8.8 percent, compared to a 2.0 percent operating loss in the 2003 second quarter, and a 5.9 percent operating margin in the 2004 first quarter.

•	Net income was $6.9 million, compared to a net loss of $2.6 million in the 2003 second quarter, and net income of $4.2 million in the 2004 first quarter.

•	Diluted earnings per share were $0.34, compared to a 2003 second quarter loss per share of $0.14, and diluted earnings per share of $0.22 in the 2004 first quarter. Net income in 2004 includes the benefit of a tax rate lower than the statutory rate, resulting primarily from a full valuation allowance recorded in the 2003 fourth quarter which eliminates U.S. federal income tax expense for the near future.

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•	Cash at quarter end was $118.7 million, $22.8 million higher than one year ago, and $21.3 million higher than at the end of the 2004 first quarter.

“We are very pleased with our revenue and earnings performance and cash generation this quarter,” said Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles. “Our robust revenue translated into a strong earnings per share result due to our disciplined approach to costs. Because the revenue growth varies across geographic regions and practice areas, we intend to retain a flexible cost structure that is responsive to shifts in economic and seasonal cycles.”

Consolidated salaries and employee benefits expense in the 2004 second quarter was $66.3 million, up 5 percent from $62.9 million in the comparable quarter last year. The expense increase was primarily the result of bonus accruals that increased with higher revenue levels, offset by a significant reduction in severance costs. Excluding $8.0 million of severance costs in the 2003 second quarter – which we believe provides a better comparison for assessing core operations – salaries and benefits expense as a percent of sales were similar to last year, at 68 percent in the 2004 second quarter and 67 percent in the 2003 second quarter.

Consolidated general and administrative expense increased 13 percent to $23.0 million in the 2004 second quarter compared to $20.4 million in the 2003 second quarter. Expenses increased as a result of selective investments in hiring, marketing, and training programs.

In the 2004 second quarter, the number of confirmed executive searches increased 11 percent from the 2003 second quarter. As of June 30, 2004 the company employed 296 consultants, compared to 311 as of December 31, 2003, and 318 as of June 30, 2003.

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Results by Segment

Net revenue in North America was $53.7 million, a 20 percent increase from $44.7 million in the 2003 second quarter. The Financial Services, Consumer and Technology practices reported the most significant increases in the 2004 second quarter compared to the 2003 second quarter, while the Professional Services practice posted the most significant decline. Operating income for the region increased 9 percent in the quarter to $11.1 million from $10.2 million in last year’s second quarter.

In Latin America, net revenue was $3.1 million, an 18 percent increase from $2.7 million in the 2003 second quarter. The 2004 second quarter operating income was $134,000, compared to $103,000 in the 2003 second quarter.

Net revenue in Europe was $32.5 million, a 15 percent increase from $28.2 million in the 2003 second quarter. Excluding the positive impact of exchange rate fluctuations of $2.4 million, net revenue increased by approximately 7 percent from the same quarter in 2003. Net revenue for the Financial Services and Consumer practices was strong in the 2004 second quarter compared to the 2003 second quarter, while the Industrial practice reported the largest decline. The region recorded operating income of $0.6 million in the 2004 second quarter, compared to an operating loss of $1.9 million in last year’s second quarter. When compared to the prior year’s second quarter, excluding 2003 severance costs, operating income increased by $0.6 million.

In Asia Pacific, net revenue was $8.6 million, an increase of 41 percent from $6.1 million in the 2003 second quarter. Operating income was $2.3 million in the 2004 second quarter, compared to $1.1 million in the same period of 2003.

Corporate expenses were $5.5 million in the 2004 second quarter, compared to $11.1 million last year. When compared to the prior year’s second quarter, excluding 2003 executive severance costs, total corporate expenses declined by $0.2 million.

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Six Month Results

For the six months ended June 30, 2004, consolidated net revenue was $185.2 million, a 17 percent increase from $159.0 million for the first six months of 2003. Operating income was $13.7 million, compared to an operating loss of $6.5 million last year. Operating income for the first six months of 2003, excluding approximately $8.0 million in severance costs and $5.5 million in restructuring costs, which we believe provides a better comparison for assessing core operations, was $7.0 million. Net income was $11.2 million, compared to a net loss of $9.3 million last year. Diluted earnings per share were $0.56, compared to a loss per share of $0.52 last year.

Outlook

“We remain confident with year-over-year growth for the remainder of 2004, but remind investors the first and second quarters are historically the stronger quarters of the year,” said Friel.

For full year 2004, the company expects that net revenue will grow at a rate in the low- to mid-teens. This performance assumes that the worldwide economy will continue to recover. At that level of net revenue growth, the company would expect to generate operating margins in the 6 percent to 8 percent range. For the 2004 third quarter, net revenue is anticipated to be in the range of $87 million to $92 million. At those net revenue levels, the company expects that diluted earnings per share would range from $0.20 to $0.25. These results assume an estimated full year effective tax rate of 21 percent. The company’s effective tax rate is impacted by country-level results, which vary from period to period. In addition, a full valuation allowance for deferred tax assets was recorded in the fourth quarter of 2003 which eliminates U.S. federal income tax expense for the near future.

Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Friday, July 30, 2004 at 9:00 a.m. Chicago Time to review its 2004 second quarter financial results. The call will last up to one hour and will feature remarks by Chairman and CEO Thomas J. Friel, CFO Eileen A. Kamerick and Worldwide Controller Todd T. Welu. The webcast will be available online, along with any slides accompanying management’s remarks, at www.heidrick.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately ten minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

Eric Sodorff (media)

+1 312-496-1613 or esodorff@heidrick.com

Eileen Kamerick (analysts)

+1 312-496-1557 or ekamerick@heidrick.com

Todd Welu (analysts)

+1 312-496-1637 or twelu@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,
	2004	2003	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$97,926	$81,674	$16,252	19.9%
Reimbursements	4,954	6,221	(1,267)	-20.4%

Total revenue	102,880	87,895	14,985	17.0%

Operating expenses:
Salaries and employee benefits	66,299	62,917	3,382	5.4%
General and administrative expenses	23,024	20,398	2,626	12.9%
Reimbursed expenses	4,954	6,221	(1,267)	-20.4%

Total operating expenses	94,277	89,536	4,741	5.3%

Operating income (loss)	8,603	(1,641)	10,244

Non-operating income (expense):
Interest income	331	468
Interest expense	(18)	(53)
Net realized and unrealized gains (losses) on equity and warrant portfolio (1)	644	21
Other, net	83	(315)

Net non-operating income	1,040	121

Income (loss) before income taxes (2)	9,643	(1,520)

Provision for income taxes	2,717	1,089

Net income (loss)	$6,926	$(2,609)

Basic earnings (loss) per common share	$0.36	$(0.14)
Basic weighted average common shares outstanding	19,000	18,138
Diluted earnings (loss) per common share	$0.34	$(0.14)
Diluted weighted average common shares outstanding	20,082	18,138

Salaries and employee benefits as a percentage of net revenue	67.7%	77.0%
General and administrative expense as a percentage of net revenue	23.5%	25.0%
Effective tax rate	28.2%	—

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended June 30,
	2004	2003	$ Change	% Change	2004 Margin *	2003 Margin *
Revenue:
North America	$53,723	$44,728	$8,995	20.1%
Latin America	3,133	2,658	475	17.9%
Europe	32,460	28,179	4,281	15.2%
Asia Pacific	8,610	6,109	2,501	40.9%

Revenue before reimbursements (net revenue)	97,926	81,674	16,252	19.9%
Reimbursements	4,954	6,221	(1,267)	-20.4%

Total revenue	$102,880	$87,895	$14,985	17.0%

Operating Income (Loss):
North America	$11,078	$10,161	$917	9.0%	20.6%	22.7%
Latin America	134	103	31	30.1%	4.3%	3.9%
Europe	582	(1,949)	2,531		1.8%
Asia Pacific	2,348	1,090	1,258		27.3%	17.8%

Total regions	14,142	9,405	4,737	50.4%	14.4%	11.5%
Corporate	(5,539)	(11,046)	5,507	49.9%

Operating income (loss)	$8,603	$(1,641)	$10,244		8.8%

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Six Months Ended June 30,
	2004	2003	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$185,155	$158,985	$26,170	16.5%
Reimbursements	10,153	11,886	(1,733)	-14.6%

Total revenue	195,308	170,871	24,437	14.3%

Operating expenses:
Salaries and employee benefits (3)	127,668	117,067	10,601	9.1%
General and administrative expenses	43,771	42,960	811	1.9%
Reimbursed expenses	10,153	11,886	(1,733)	-14.6%
Restructuring charges (4)	—	5,500	(5,500)

Total operating expenses	181,592	177,413	4,179	2.4%

Operating income (loss)	13,716	(6,542)	20,258

Non-operating income (expense):
Interest income	695	960
Interest expense	(23)	(90)
Net realized and unrealized gains (losses) on equity and warrant portfolio (1)	522	248
Other, net	(106)	(1,137)

Net non-operating income (expense)	1,088	(19)

Income (loss) before income taxes	14,804	(6,561)

Provision for income taxes (2)	3,653	2,785

Net income (loss)	$11,151	$(9,346)

Basic earnings (loss) per common share	$0.59	$(0.52)
Basic weighted average common shares outstanding	18,745	18,147
Diluted earnings (loss) per common share	$0.56	$(0.52)
Diluted weighted average common shares outstanding	19,755	18,147

Salaries and employee benefits as a percentage of net revenue	69.0%	73.6%
General and administrative expense as a percentage of net revenue	23.6%	27.0%
Effective tax rate	24.7%	—

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Six Months Ended June 30,
	2004	2003	$ Change	% Change	2004 Margin *	2003 Margin *
Revenue:
North America	$99,620	$86,546	$13,074	15.1%
Latin America	5,670	4,936	734	14.9%
Europe	64,579	56,438	8,141	14.4%
Asia Pacific	15,286	11,065	4,221	38.1%

Revenue before reimbursements (net revenue)	185,155	158,985	26,170	16.5%
Reimbursements	10,153	11,886	(1,733)	-14.6%

Total revenue	$195,308	$170,871	$24,437	14.3%

Operating Income (Loss):
North America	$20,742	$16,042	$4,700	29.3%	20.8%	18.5%
Latin America	48	(20)	68		0.8%
Europe	1,362	(1,384)	2,746		2.1%
Asia Pacific	3,399	1,529	1,870		22.2%	13.8%

Total regions	25,551	16,167	9,384	58.0%	13.8%	10.2%
Corporate	(11,835)	(17,209)	5,374	31.2%

Operating income (loss) before restructuring charges	13,716	(1,042)	14,758		7.4%
Restructuring charges	—	(5,500)	5,500

Operating income (loss)	$13,716	$(6,542)	$20,258

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$118,674	$119,289
Accounts receivable, net of allowance for doubtful accounts	64,789	46,847
Other receivables	1,895	3,191
Prepaid expenses	7,659	9,022

Total current assets	193,017	178,349

Property and equipment, net	29,982	33,466

Other non-current assets:
Assets designated for retirement and pension plans	27,703	28,751
Investments	4,342	2,842
Other non-current assets	3,603	4,226
Goodwill	48,594	48,627
Other intangible assets, net	7,328	7,771

Total other non-current assets	91,570	92,217

Total assets	$314,569	$304,032

Current liabilities:
Current maturities of long-term debt	$214	$568
Accounts payable	7,791	7,196
Accrued salaries and employee benefits	68,983	61,275
Other accrued liabilities	20,661	21,660
Current portion of accrued restructuring charges	12,525	18,090
Income taxes payable, net	3,779	4,349

Total current liabilities	113,953	113,138

Non-current liabilities:
Long-term debt, less current maturities	27	26
Retirement and pension plans	31,616	32,232
Non-current portion of accrued restructuring charges	23,704	27,698
Other non-current liabilities	4,751	4,729

Total non-current liabilities	60,098	64,685

Stockholders’ equity	140,518	126,209

Total liabilities and stockholders’ equity	$314,569	$304,032

Schedule Notes:

(1)	The Company receives warrants for equity securities in its client companies, in addition to its cash fee, for services rendered on some searches. The warrants are recorded at fair value. Some of the warrants meet the definition of a derivative instrument under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its subsequent amendments. In accordance with SFAS No. 133, subsequent changes in the fair value of the derivative instruments are recorded in the Consolidated Statements of Operations rather than a component of accumulated other comprehensive income. Warrants which do not meet the definition of a derivative instrument are regularly reviewed for declines in fair value. Upon a value event such as an initial public offering or an acquisition, the equity securities arising from the exercise of the warrants are recorded at fair value, resulting in an unrealized gain, net of the consultants’ share of the gain and other costs.

(2)	The Company’s income tax provision reflects an expense of $1.2 million and $4.3 million for the three and six months ended June 30, 2003, respectively, to reduce certain deferred tax assets, representing the excess of expense for accounting purposes over the deduction for tax purposes, required to be recorded upon the vesting of restricted stock units.

In the fourth quarter of 2003, the Company recorded a full valuation allowance against its net deferred tax assets. In 2004, the Company anticipates that it will generate a loss for U.S. income tax purposes, due primarily to the timing of tax deductions related to restructuring charges, and therefore, does not anticipate recording or paying any U.S. income tax in 2004. The Company will however continue to record and pay income tax expense for certain of its foreign operations.

(3)	During the second quarter of 2003, the Company recorded $5.2 million of expense related to the separation agreements of the former Chief Executive Officer and the former Chief Operating Officer and $2.8 million of other severance expense, primarily in Europe and North America.

(4)	In 2001, the Company began the restructuring of its business to better align costs with expected net revenue levels. During 2001, 2002 and 2003 the Company recorded restructuring charges of $53.2 million, $48.5 million and $29.4 million, respectively.

Included in these restructuring charges are $5.5 million, recorded in the first quarter of 2003, to increase previously established accruals associated with unused office space to reflect the expectation that longer vacancy periods will result in costs that are higher than previously anticipated. By segment, the restructuring charges recorded in the first quarter of 2003 are as follows: North America $0.4 million and Europe $5.1 million.